As filed with the Securities and Exchange Commission on April 23, 2026

Registration No. 333-256521

Registration No. 333-263343

Registration No. 333-268071

Registration No. 333-269727

Registration No. 333-276372

Registration No. 333-284210

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256521

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263343

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-268071

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-269727

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-276372

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-284210

Under

The Securities Act of 1933

DAY ONE BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2415215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1800 Sierra Point Parkway, Suite 200 Brisbane, CA	94005
(Address of Principal Executive Offices)	(Zip Code)

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

2022 Equity Inducement Plan

(Full title of the plan)

Deniz Razon

Chief Business Officer

Servier Pharmaceuticals LLC

200 Pier Four Boulevard

Boston, MA 02210

(Name and address of agent for service)

(800) 807-6124

(Telephone number, including area code, of agent for service)

Copy to:

Piotr Korzynski

Michael S. Pilo

Michael F. DeFranco

Michelle Carr

Baker & McKenzie LLP

300 East Randolph Street, Suite 5000

Chicago, Illinois 60601

Telephone: (312) 861-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Day One Pharmaceuticals, Inc. (the “Registrant”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

1.

Registration Statement No. 333-256521, registering an aggregate of 13,088,290 shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 12,485,290 shares of Common Stock issuable under the 2021 Equity Incentive Plan (the “2021 EIP”) and (ii) 603,000 shares of Common Stock issuable under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 27, 2021;

2.

Registration Statement No. 333-263343, registering an aggregate of 3,717,136 shares of Common Stock consisting of (i) 3,097,614 shares issuable under the 2021 EIP and (ii) 619,522 shares issuable under the 2021 ESPP, which was filed with the Commission on March 7, 2022;

3.

Registration Statement No. 333-268071, registering an aggregate of 1,000,000 shares of Common Stock authorized to be issued under the Registrant’s 2022 Equity Inducement Plan, which was filed with the Commission on October 31, 2022;

4.

Registration Statement No. 333-269727, registering an aggregate of 4,407,489 shares of Common Stock consisting of (i) 3,672,908 shares issuable under the 2021 EIP and (ii) 734,581 shares issuable under the 2021 ESPP, which was filed with the Commission on February 13, 2023;

5.

Registration Statement No. 333-276372, registering an aggregate of 5,233,627 shares of Common Stock consisting of (i) 4,361,356 shares issuable under the 2021 EIP and (ii) 872,271 shares issuable under the 2021 ESPP, which was filed with the Commission on January 4, 2024; and

6.

Registration Statement No. 333-284210, registering an aggregate of 6,158,203 shares of Common Stock consisting of (i) 5,131,836 shares issuable under the 2021 EIP and (ii) 1,026,367 shares issuable under the 2021 ESPP, which was filed with the Commission on January 10, 2025.

On April 23, 2026, pursuant to the Agreement and Plan of Merger, dated as of March 6, 2026 (the “Merger Agreement”), by and among the Registrant, Servier Detroit Inc. (“Purchaser”), a direct wholly owned subsidiary of Servier Pharmaceuticals LLC (“Parent”), which is an indirect wholly owned subsidiary of Servier S.A.S., Purchaser merged with and into the Registrant (the “Merger”), with the Registrant surviving such Merger as a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on April 23, 2026.

DAY ONE PHARMACEUTICALS, INC.

By:	/s/ David Lee
Name:	David Lee
Title:	President and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.